Exhibit 99

RAZORFISH ANNOUNCES TRANSFER TO NASDAQ
SMALLCAP MARKET

NEW YORK, August 21, 2002 — Razorfish, Inc. (NASDAQ: RAZF), the digital solutions provider, today announced that its common stock will be transferred to The Nasdaq SmallCap Market effective at the start of trading on Thursday, August 22, 2002. The transfer will occur while the Nasdaq Listing Qualifications Panel completes its review of the Company’s transfer application.

The Company will retain the ticker symbol “RAZF” and investors should experience no material difference in how they obtain stock price quotes or news about the Company. In addition, the transfer should not affect how the Company’s shares are bought or sold.

About Razorfish:

Razorfish is a digital strategy and services provider that helps organizations leverage technology to improve productivity, increase revenue and reduce costs. Through expertise in design, user experience and technology, Razorfish builds enterprise portals and other interactive solutions that help clients enhance their relationships with their customers, employees, suppliers and partners. Razorfish is headquartered in New York and has offices in Boston, Los Angeles, San Francisco, Silicon Valley, and Tokyo. Recent Razorfish clients include Cisco Systems, Western Union, VERITAS, Microsoft, Fortis, Inc., Manulife Financial, Ford Motor Company, and GlaxoSmithKline. For more information visit: www.razorfish.com.

Forward-Looking Statement Disclaimer:

This release contains, in addition to historical information, forward-looking statements, including, but not limited to, Razorfish’s strategies and goals with respect to its structure and service offerings. We use words like “anticipates”, “believes”, “plans”, “intends”, “expects”, “future” and similar expressions to identify forward-looking statements. Forward-looking statements are subject by their nature to risks and uncertainties, and actual results could differ materially from those set forth in the forward-looking statements. Typical risks and uncertainties include, but are not limited to, those related to the number and size of projects completed in a given period, the risk that we will not have sufficient capital to maintain and/or expand our operations, the risk that our application to transfer to The Nasdaq SmallCap Market may not be approved in which case our common stock may be delisted from Nasdaq entirely and we would have to seek to have our common stock quoted on the OTC Bulletin Board or in the “Pink Sheets”, changes in demand for business and technology consulting services, international and domestic economic conditions, changes in competition, retention of our professionals and other factors described from time to time in Razorfish’s reports filed with the Securities Exchange Commission. In addition, we draw your attention to risk factors identified by Razorfish’s 2001 Form 10-K/A filed with the Securities Exchange Commission on April 24, 2002 and its quarterly report on Form 10-Q, filed August 14, 2002. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. Razorfish is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by the securities laws.

Contact:

David LaBar
Razorfish, Inc.
+1.212.798.7941
dlabar@razorfish.com

# # #